DOLLAR TREE STORES, INC. REPORTS EARNINGS PER SHARE OF $0.18 FOR THE THIRD QUARTER ENDING SEPTEMBER 30, 1998

CHESAPEAKE,  Virginia -- October 21, 1998 -- Dollar Tree Stores,  Inc.  (NASDAQ:
DLTR), the nation's leading $1.00 price point retailer, reported net earnings for the quarter ended September 30, 1998, of $11.5 million on sales of $176.1 million, compared to net earnings of $8.7 million on sales of $142.4 million in the third quarter of 1997. Earnings per share increased to $0.18 in the third quarter of 1998 from $0.13 in the same period last year.

     As previously reported, sales increased $33.7 million over sales for the third quarter of 1997, and sales in comparable stores increased by 2.9%. Year to date, sales increased $111.3 million over sales for the same period last year, and sales in comparable stores increased by 6.8%.

     Gross margin for the quarter increased to 38.7% of sales compared to 37.8% for the same quarter last year. This increase is due primarily to improved merchandise costs (including freight) and a reduction in shrink and markdown costs. The improvement in merchandise costs is primarily due to favorable pricing and the earlier receipt of import merchandise.

     Operating expenses increased to 27.3% of net sales for the third quarter of 1998, compared to 27.2% for the third quarter of 1997. This increase resulted from increased payroll, primarily due to the minimum wage increase in 1997, and depreciation, offset by a general reduction in operating expenses resulting from cost controls.

     Year to date, net sales, earnings, and earnings per share in 1998 were $500.8 million, $29.1 million and $0.45 per share, respectively, compared to net sales, earnings, and earnings per share through the third quarter of 1997 of $389.5 million, $18.3 million, and $0.28 per share, respectively.

     Dollar Tree Stores, Inc. is a leading discount variety store chain offering a wide assortment of quality everyday general merchandise, in many traditional variety store categories, at the $1.00 price point. Dollar Tree Stores operates 1,054 stores in 29 states as of September 30, 1998, having added 75 new stores and closed one store in the quarter, for a total of 171 new stores and four closed stores in 1998.

CONTACT:    Dollar Tree Stores, Inc.
            Eric Coble or Erica Robb, 757/321-5000


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                            DOLLAR TREE STORES, INC.
                    Condensed Consolidated Income Statements
                              For the Period Ended
                                  September 30,
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                               Third Quarter                Year-To-Date
                             1998          1997           1998        1997

Net sales                   $176,071     $142,386      $500,769     $389,464

Cost of sales                107,915       88,550       312,927      248,173

Gross profit                  68,156       53,836       187,842      141,291
                               38.7%        37.8%         37.5%        36.3%

SGA expenses                  43,384       35,444       124,615       99,973
                               24.6%        24.9%         24.9%        25.7%

Depreciation/amortization      4,736        3,327        13,207        9,422
                                2.7%         2.3%          2.6%         2.4%

Interest expense               1,313          971         2,634        2,209
                                0.7%         0.7%          0.5%         0.6%
Earnings before
  income taxes              $ 18,723     $ 14,094      $ 47,386     $ 29,687
                               10.6%         9.9%          9.5%         7.6%

Income tax expense             7,208        5,425        18,243       11,428

Net earnings                $ 11,515      $ 8,669      $ 29,143     $ 18,259
                                6.5%         6.1%          5.8%         4.7%

Earnings per share -
  Basic                     $   0.19     $   0.15      $   0.49     $   0.31
Weighted average number
  of shares                   59,132       58,616        58,968       58,492

Earnings per share -
  Diluted                   $   0.18     $   0.13      $   0.45     $   0.28
Weighted average number
  of shares                   65,391       64,831        65,213       64,569

                            DOLLAR TREE STORES, INC.
                      Condensed Consolidated Balance Sheets
                             (Amounts in thousands)
                                   (Unaudited)

                                     Sept. 30,      Dec. 31,        Sept. 30,
                                       1998           1997            1997

Cash and cash equivalents            $   5,325       $  43,695      $   4,638
Merchandise inventories                184,511          89,066        133,150
Other current assets                    13,782          10,261          7,815

Total current assets                   203,618         143,022        145,603

Net property and equipment             108,364          82,071         70,581
Goodwill, net                           43,033          44,478         44,960
Other assets, net                        3,443           3,005          3,255

Total assets                         $ 358,458       $ 272,576      $ 264,399

Current portion of
  long-term debt                     $  32,100       $       0      $  12,500
Accounts payable and
  accrued expenses                      69,598          63,584         61,104
Income taxes payable                       0            18,908          1,742
Current installments of
  obligations under capital
  leases                                   392             317            309

Total current liabilities              102,090          82,809         75,655

Long-term debt                          57,900          30,000         60,000
Obligations under capital
  leases, excluding current
  installments                           2,188             804            817
Other liabilities                        4,072           4,037          3,798

Total liabilities                      166,250         117,650        140,270

Shareholders' equity                   192,208         154,926        124,129

Total liabilities and
  shareholders' equity               $ 358,458       $ 272,576      $ 264,399